Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form S-4, of our report dated March 24, 2020, relating to the balance sheet of Longview Acquisition Corp. as of February 12, 2020, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from February 4, 2020 (inception) through February 12, 2020, appearing in the proxy statement/prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York
January 22, 2021